CHRISTIANSON & ASSOCIATES, PLLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
March 27, 2007
Securities Exchange Commission
RE: Iowa Renewable Energy, LLC
To Whom It May Concern:
Christianson & Associates, PLLP, was engaged to perform the audit of the financial statements of Iowa Renewable Energy, LLC for the period from April 14, 2005 (date of inception) to December 31, 2005. We issued an unqualified opinion on the financial statements in our report dated February 6, 2006. We have not been engaged to perform any other audit services.
We have reviewed the exhibit to Iowa Renewable Energy, LLC’s Form 10-SB below and agree with this disclosure.
     ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
     Christianson & Associates, PLLP, Certified Public Accountants (“Christianson”), was the company’s independent auditor since the company’s inception through November 3, 2006. Christianson’s reports on the company’s financial statements have not contained an adverse opinion, disclaimer of opinion or modification. The decision to change auditors was approved by the company’s board of directors. There were no disagreements with the reports issued by the former accountant. A copy of this disclosure has been provided to Christianson and we have not received a response disagreeing with the terms of this disclosure. McGladrey & Pullen, LLP, Certified Public Accountants, has been the company’s auditor since November 3, 2006.
Respectfully,
/s/ Christianson & Associates, PLLP
Christianson & Associates, PLLP